Consumers Energy Company Bylaws Amendment
Adopted by the Board of Directors January 22, 2009

7. – Notice of Shareholder Business and Director Nominations:

(A) Annual Meetings of Shareholders.

(1) Nominations of persons for election to the Board of Directors of the Company and the proposal of business to be considered by the shareholders at an annual meeting of shareholders may be made (i) pursuant to the Company’s notice of meeting, (ii) by or at the direction of the Board of Directors, or (iii) by any shareholder of the Company who (x) is a shareholder of record at the time of giving notice provided for in this Bylaw and at the time of the annual meeting of shareholders, (y) is entitled to vote at the meeting, and (z) complies with the notice procedures as to such business or nomination set forth in this Bylaw. Clause (iii) of this paragraph shall be the exclusive means for a shareholder to make nominations or submit other business (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and included in the Company’s notice of meeting) before an annual meeting of shareholders.

(2) For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (iii) of paragraph (A)(1) of this Section 7, such other business must be a proper subject for shareholder action under Michigan corporation law, and the shareholder must have given timely notice of such nomination or other business in writing to the Secretary of the Company. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the ninetieth (90th) day and not later than the sixtieth (60th) day prior to the first anniversary of the preceding year’s annual meeting date; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or after such anniversary date, notice by the shareholder to be timely must be so delivered no later than the tenth (10th) day following the date on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder’s notice as described above.

To be in proper form, a shareholder’s notice to the Secretary must set forth:

(i) the following as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or business proposal is made:

(a) the name and address of such shareholder, as it appears on the Company’s books, and of the beneficial owner, if any;

(b) the class or series and number of shares of capital stock of the Company that are owned beneficially and of record by such shareholder and beneficial owner, if any, as of the date of such notice (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose such ownership as of the record date);

(c) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such notice by, or on behalf of, the shareholder or beneficial owner, if any, or any of their affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the shareholder or beneficial owner, if any, or any of their affiliates or associates with respect to shares of stock of the Company, and a representation that the shareholder or beneficial owner, if any, will notify the Company in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

(d) any proxy, contract, arrangement, understanding or relationship pursuant to which shareholder or beneficial owner, if any, has a right to vote any shares of any security of the Company; and

(e) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(ii) the following additional information if the notice relates to any business other than the nomination of a director that the shareholder proposes to bring before the meeting:

(a) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text of the proposal, and any material interest of such shareholder or beneficial owner, if any, in such business; and

(b) a description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder;

(iii) the following additional information as to each person whom the shareholder proposes to nominate for election as a director:

(a) the name, age, and business and residential addresses of such person;

(b) the principal occupation or employment of such person;

(c) the number of shares of capital stock of the Company beneficially owned by such person;

(d) such person’s written consent to being named in the proxy statement as a nominee and serving as a director if elected;

(e) such other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with proxy solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and

(f) an undertaking to provide such other information as the Company may reasonably require to determine the eligibility of such person to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such person;

(iv) a representation that the shareholder or beneficial owner, if any, intends to appear in person or by proxy at the meeting to propose such business or make such nomination; and

(v) a representation whether the shareholder or beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve the proposal or elect the nominee and/or (b) otherwise to solicit proxies from shareholders in support of such proposal or nomination.

(B)	Special Meetings of Shareholders.

Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting of shareholders pursuant to the Company’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders only if directors are to be elected at such meeting pursuant to the Company’s notice of meeting. To be properly brought before a special meeting, nominations of persons for election to the Board of Directors must be (i) made by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, made by any shareholder of the Company, who (x) is a shareholder of record at the time of giving of notice provided for in this Bylaw and at the time of the special meeting, (y) is entitled to vote at the meeting, and (z) complies with the notice procedures set forth in this Bylaw. Clause (ii) of this paragraph shall be the exclusive means for a shareholder to make nominations for director before a special meeting of shareholders.

For nominations to be properly brought before a special meeting by a shareholder pursuant to clause (ii) of the preceding paragraph, the shareholder must have given timely notice of the nomination to the Secretary of the Company in the form required by paragraph (A)(2) of this section 7. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not earlier than the ninetieth (90th) day prior to such special meeting date and not later than the later of the sixtieth (60th) day prior to such special meeting date and the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a shareholder’s notice as described above.

(C) General.

(1) Only such persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to be elected as directors at a meeting of shareholders, and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Bylaw. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Bylaw and, if any proposed nomination or business is not in compliance with this Bylaw, to declare that such proposal shall be disregarded.

(2) For purposes of this Bylaw, “public announcement” shall mean disclosure in a press release reported by the PR Newswire or comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(3) Nothing in this Bylaw shall be deemed to affect any rights of (i) shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) the holders of any series of preferred stock if and to the extent provided for under law, the Articles of Incorporation or these Bylaws.